Exhibit 99.1

MACY'S, INC.

FOR IMMEDIATE RELEASE

MACY'S, INC. REPORTS SECOND QUARTER EARNINGS
OF 16 CENTS PER DILUTED SHARE
Diluted EPS, excluding merger integration costs, is 29 cents

CINCINNATI, Ohio, August 15, 2007 - Macy's, Inc. today reported earnings of 16 cents per diluted share for the second quarter of 2007, ended Aug. 4, 2007. This compares with diluted earnings per share from continuing operations of 51 cents for the same 13-week period last year.

Excluding May Company merger integration costs of $97 million ($60 million after tax or 13 cents per diluted share), second quarter diluted earnings per share were 29 cents. This is within the company's guidance for earnings of 20 cents to 30 cents per share excluding merger integration costs.

The second quarter of 2006 included merger integration costs and related merchandise inventory adjustments of $177 million ($111 million after tax or 19 cents per diluted share), as well as gains on the sale of credit receivables of $191 million ($119 million after tax or 21 cents per diluted share). In addition, last year's second quarter benefited from a tax refund that reduced income tax expense by approximately $80 million and interest expense by approximately $17 million. In aggregate, the tax refund contributed 16 cents per diluted share to year-ago second quarter earnings. Excluding these items, diluted earnings per share from continuing operations were 33 cents in the second quarter of 2006.

For the first half of 2007, Macy's, Inc. reported diluted earnings per share from continuing operations of 27 cents per share, compared with 37 cents per share in the first half of 2006. Excluding May Company merger integration costs of $133 million ($83 million after tax or 18 cents per diluted share), diluted earnings per share from continuing operations were 45 cents in the first half of 2007. The first half of 2006 included merger integration costs and related merchandise inventory adjustments of $306 million ($192 million after tax or 34 cents per diluted share), as well as gains on the sale of credit receivables of $191 million ($119 million after tax or 21 cents per diluted share). Excluding these items, as well as the tax refund, diluted earnings per share from continuing operations were 34 cents in the first half of 2006.

Terry J. Lundgren, Macy's, Inc. chairman, president and chief executive officer, said, "While the second quarter was below our initial expectations, we did see improving sales trends through the quarter in former May Company stores and in home-related merchandise categories. We are optimistic that our business can and will improve in the second half of the year, despite what appears to be a more challenging economic environment."

Sales

Sales in the second quarter totaled $5.892 billion, a decrease of 1.7 percent compared to sales of $5.995 billion in the same period last year. On a same-store basis, Macy's, Inc.'s second quarter sales were down 2.6 percent.

For the year to date, Macy's, Inc.'s sales totaled $11.813 billion, down 0.9 percent from total sales of $11.925 billion in the first 26 weeks of 2006. On a same-store basis, Macy's, Inc.'s year-to-date sales were down 1.1 percent.

In the second quarter of 2007, the company opened a new Macy's Furniture Gallery in Lake Grove, NY, and closed a duplicate Macy's store in King of Prussia, PA.

Operating Income

Macy's, Inc.'s operating income totaled $250 million or 4.2 percent of sales for the quarter ended Aug. 4, 2007, compared to operating income of $422 million or 7.0 percent of sales for the same period last year. Macy's, Inc.'s second quarter 2007 operating income included $97 million in May Company integration costs. Excluding these costs, operating income for the second quarter of 2007 was $347 million or 5.9 percent of sales. Second quarter 2006 operating income included $177 million in May Company integration costs and related inventory valuation adjustments, and gains of $191 million on the sale of credit receivables. Excluding these items, operating income for the second quarter of 2006 was $408 million or 6.8 percent of sales.

For the first half of 2007, Macy's, Inc.'s operating income totaled $458 million or 3.9 percent of sales, compared to operating income of $442 million or 3.7 percent of sales for the same period last year. Macy's, Inc.'s first half 2007 operating income includes $133 million in May Company integration costs. Excluding these costs, operating income in the first half of 2007 was $591 million or 5.0 percent of sales. Macy's, Inc.'s first half 2006 operating income includes $306 million in May Company integration costs and related inventory valuation adjustments, as well as gains of $191 million on the sale of credit receivables. Excluding these items, operating income for the first half of 2006 was $557 million or 4.7 percent of sales.

Cash Flow

Net cash provided by continuing operating activities was $412 million in the first half of 2007, compared with $2.281 billion in the first half of last year. The 2006 first half included $1.860 billion in proceeds from the sale of proprietary credit receivables.

Net cash used by continuing investing activities in the first half of 2007 was $315 million, compared with cash provided by continuing investing activities of $240 million a year ago. The 2007 first half included $71 million from the disposal of property and equipment, primarily from the sale of duplicate facilities associated with the May Company integration. In the first half of 2006, cash from continuing investing activities included the company's purchase of $1.141 billion in credit receivables from General Electric Capital Corporation, which then were sold to Citigroup for $1.323 billion (for a net increase of $182 million), as well as $443 million from the disposal of property and equipment, primarily from the sale of approximately 60 duplicate store locations.

Net cash used by continuing financing activities was $1.058 billion in the first half of 2007, compared with $1.742 billion in cash used by continuing financing activities in the first half last year. The company issued $2.3 billion in debt in the first half of 2007.

Following completion of the previously announced accelerated share repurchase agreements, the company repurchased approximately 23.8 million shares of its common stock at an average price of $38.95 for a total of approximately $928 million in the second quarter of 2007. In the first half of 2007, the company repurchased $2.919 billion of its common stock. At Aug. 4, 2007, the company had remaining authorization to repurchase up to approximately $1.25 billion of its common stock, which the company expects to complete in fiscal 2007.

Looking Ahead

Macy's, Inc. expects same-store sales in the range of down 1 percent to up 1 percent in the third quarter of 2007, and flat to up 2 percent in the fourth quarter of 2007. For fiscal 2007 as a whole, same-store sales are expected in the range of down 1 percent to up 0.5 percent.

Total sales are expected to be $5.9 billion to $6 billion in the third quarter of 2007 and $8.8 billion to $9 billion in the fourth quarter of 2007. For fiscal 2007 as a whole, total sales are expected to be $26.5 billion to $26.8 billion.

Earnings per diluted share, excluding merger integration costs, are expected to be 5 cents to 10 cents in the third quarter and $1.70 to $1.80 in the fourth quarter. For fiscal 2007 as a whole, earnings per diluted share from continuing operations, excluding merger integration costs, are expected to be $2.15 to $2.30. Merger integration costs for the year are now expected to total between $150 million and $160 million.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales of $27 billion. The company operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com, bloomingdales.com and Bloomingdale's By Mail. Prior to June 1, 2007, Macy's, Inc. was known as Federated Department Stores, Inc.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom. A webcast of Macy's second quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Wednesday, August 15.. The webcast is accessible to the media and general public either via the company's Web site at www.macysinc.com or by calling in on 1-800-946-0741 passcode 4059781. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

Contacts:

       Media - Jim Sluzewski
          513/579-7764
       Investor - Susan Robinson
          513/579-7780

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)
	13 Weeks Ended
	August 4, 2007		July 29, 2006
	$	% to Net sales	$	% to Net sales

Net sales	$5,892		$5,995

Cost of sales - recurring (Note 2)	3,507	59.5%	3,470	57.9%

Gross margin - recurring	2,385	40.5%	2,525	42.1%

Inventory valuation adjustments - May integration (Note 3)	-	-%	(134)	(2.2%)

Gross margin	2,385	40.5%	2,391	39.9%

Selling, general and administrative expenses	(2,038)	(34.6%)	(2,117)	(35.3%)

May integration costs (Note 4)	(97)	(1.7%)	(43)	(0.8%)

Gains on the sale of accounts receivable (Note 5)	-	-%	191	3.2%

Operating income	250	4.2%	422	7.0%

Interest expense - net (Note 6)	(137)		(99)

Income from continuing operations before income taxes	113		323

Federal, state and local income tax expense (Note 7)	(39)		(41)

Income from continuing operations	74		282

Discontinued operations, net of income taxes (Note 8)	-		35

Net income	$ 74		$ 317

Basic earnings per share:
Income from continuing operations	$ .16		$ .51
Income from discontinued operations	-		.06
Net income	$ .16		$ .57

Diluted earnings per share (Note 9):
Income from continuing operations	$ .16		$ .51
Income from discontinued operations	-		.06
Net income	$ .16		$ .57

Average common shares:
Basic	451.9		552.2
Diluted	457.8		559.2

End of period common shares outstanding	435.6		545.9

Depreciation and amortization expense	$ 327		$ 314

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:
(1)

Because of the seasonal nature of the retail business, the results of operations for the 13 weeks ended August 4, 2007 and July 29, 2006 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005, including the Lord & Taylor division and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston. The sale of the Lord & Taylor division was completed in October 2006, the sale of David's Bridal and Priscilla of Boston was completed in January 2007 and the sale of After Hours Formalwear was completed in April 2007.

(2)

Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 weeks ended August 4, 2007 or July 29, 2006.

(3)	Represents inventory valuation adjustments associated with the combination and integration of Macy's and May's merchandise assortments.

(4)

Represents costs and expenses associated with the integration and consolidation of May's operations into Macy's operations, including costs related to closed locations, system conversion costs and costs related to other operational consolidations. May integration costs for the 13 weeks ended July 29, 2006 were partially offset by gains from the sale of Macy's locations.

(5)

Represents the gains recognized on the sale of Macy's remaining proprietary and non-proprietary credit card accounts and related receivables. For the 13 weeks ended July 29, 2006, the after-tax net gain amounted to $.21 per diluted share.

(6)	Interest expense for the 13 weeks ended July 29, 2006 included approximately $17 million of interest income related to the settlement of various tax examinations (see Note 7).

(7)

Income tax expense for the 13 weeks ended July 29, 2006 reflected approximately $80 million of tax benefits related to the settlement of various tax examinations, primarily attributable to losses related to the disposition of a former subsidiary. The total impact of the tax settlement in the 13 weeks ended July 29, 2006, including interest income (see Note 6), amounted to $.16 per diluted share.

(8)	Represents the results of operations of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston.

(9)

For the 13 weeks ended August 4, 2007 and July 29, 2006, May integration costs and related inventory valuation adjustments (see Notes 3 and 4) amounted to $.13 and $.19 per diluted share, respectively.

MACY'S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)
	26 Weeks Ended
	August 4, 2007		July 29, 2006
	$	% to Net sales	$	% to Net sales

Net sales	$11,813		$11,925

Cost of sales - recurring (Note 2)	7,071	59.9%	7,097	59.5%

Gross margin - recurring	4,742	40.1%	4,828	40.5%

Inventory valuation adjustments - May integration (Note 3)	-	-%	(140)	(1.2%)

Gross margin	4,742	40.1%	4,688	39.3%

Selling, general and administrative expenses	(4,151)	(35.1%)	(4,271)	(35.8%)

May integration costs (Note 4)	(133)	(1.1%)	(166)	(1.4%)

Gains on the sale of accounts receivable (Note 5)	-	-%	191	1.6%

Operating income	458	3.9%	442	3.7%

Interest expense - net (Note 6)	(262)		(237)

Income from continuing operations before income taxes	196		205

Federal, state and local income tax benefit (expense) (Note 7)	(70)		3

Income from continuing operations	126		208

Discontinued operations, net of income taxes (Note 8)	(16)		57

Net income	$ 110		$ 265

Basic earnings (loss) per share:
Income from continuing operations	$ .27		$ .38
Income (loss) from discontinued operations	(.03)		.10
Net income	$ .24		$ .48

Diluted earnings (loss) per share (Note 9):
Income from continuing operations	$ .27		$ .37
Income (loss) from discontinued operations	(.03)		.10
Net income	$ .24		$ .47

Average common shares:
Basic	460.0		551.2
Diluted	467.1		558.6

End of period common shares outstanding	435.6		545.9

Depreciation and amortization expense	$ 656		$ 630

MACY'S, INC.

Consolidated Statements of Income (Unaudited)

Notes:
(1)

Because of the seasonal nature of the retail business, the results of operations for the 26 weeks ended August 4, 2007 and July 29, 2006 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year. The May Department Stores Company ("May") was acquired August 30, 2005, including the Lord & Taylor division and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston. The sale of the Lord & Taylor division was completed in October 2006, the sale of David's Bridal and Priscilla of Boston was completed in January 2007 and the sale of After Hours Formalwear was completed in April 2007.

(2)

Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 26 weeks ended August 4, 2007 or July 29, 2006.

(3)	Represents inventory valuation adjustments associated with the combination and integration of Macy's and May's merchandise assortments.

(4)

Represents costs and expenses associated with the integration and consolidation of May's operations into Macy's operations, including costs related to closed locations, system conversion costs and costs related to other operational consolidations. May integration costs for the 26 weeks ended July 29, 2006 were partially offset by gains from the sale of Macy's locations.

(5)

Represents the gains recognized on the sale of Macy's remaining proprietary and non-proprietary credit card accounts and related receivables. For the 26 weeks ended July 29, 2006, the after-tax net gain amounted to $.21 per diluted share.

(6)	Interest expense for the 26 weeks ended July 29, 2006 included approximately $17 million of interest income related to the settlement of various tax examinations (see Note 7).

(7)

The income tax benefit for the 26 weeks ended July 29, 2006 reflected approximately $80 million of tax benefits related to the settlement of various tax examinations, primarily attributable to losses related to the disposition of a former subsidiary. The total impact of the tax settlement in the 26 weeks ended July 29, 2006, including interest income (see Note 6), amounted to $.16 per diluted share.

(8)

Represents the results of operations of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston. For the 26 weeks ended August 4, 2007, discontinued operations includes the loss on disposal of After Hours Formalwear of $7 million on a pre-tax and after-tax basis, or $.01 per diluted share.

(9)	For the 26 weeks ended August 4, 2007 and July 29, 2006, May integration costs and related inventory valuation adjustments (see Notes 3 and 4) amounted to $.18 and $.34 per diluted share, respectively

MACY'S, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	August 4,	February 3,	July 29,
	2007	2007	2006
ASSETS:
Current Assets:
Cash and cash equivalents	$ 249	$ 1,211	$ 1,062
Accounts receivable	490	517	460
Merchandise inventories	5,200	5,317	5,168
Supplies and prepaid expenses	267	251	255
Assets of discontinued operations	-	126	2,303
Total Current Assets	6,206	7,422	9,248

Property and Equipment - net	11,110	11,473	11,166
Goodwill	9,194	9,204	9,248
Other Intangible Assets - net	857	883	912
Other Assets	561	568	678

Total Assets	$27,928	$29,550	$31,252

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 895	$ 650	$ 428
Accounts payable and accrued liabilities	4,606	4,944	4,712
Income taxes	76	665	433
Deferred income taxes	116	52	61
Liabilities of discontinued operations	-	48	722
Total Current Liabilities	5,693	6,359	6,356

Long-Term Debt	9,412	7,847	8,205
Deferred Income Taxes	1,448	1,728	1,525
Other Liabilities	1,798	1,362	1,594
Shareholders' Equity	9,577	12,254	13,572

Total Liabilities and Shareholders' Equity	$27,928	$29,550	$31,252

MACY'S, INC.

 Consolidated Statements of Cash Flows (Unaudited)

(millions)
	26 Weeks Ended August 4, 2007	26 Weeks Ended July 29, 2006
Cash flows from continuing operating activities:
Net income	$ 110	$ 265
Adjustments to reconcile net income to net cash provided by continuing operating activities:
(Income) loss from discontinued operations	16	(57)
Gains on the sale of accounts receivable	-	(191)
Stock-based compensation expense	32	43
May integration costs	133	306
Depreciation and amortization	656	630
Amortization of financing costs and premium on acquired debt	(17)	(37)
Changes in assets and liabilities:
Proceeds from the sale of proprietary accounts receivable	-	1,860
Decrease in proprietary and other accounts receivable not separately identified	26	227
Decrease in merchandise inventories	117	157
Increase in supplies and prepaid expenses	(16)	(45)
(Increase) decrease in other assets not separately identified	13	(7)
Decrease in accounts payable and accrued liabilities not separately identified	(310)	(727)
Decrease in current income taxes	(299)	(21)
Decrease in deferred income taxes	(89)	(203)
Increase in other liabilities not separately identified	40	81
Net cash provided by continuing operating activities	412	2,281

Cash flows from continuing investing activities:
Purchase of property and equipment	(403)	(353)
Capitalized software	(50)	(39)
Proceeds from the disposition of After Hours Formalwear	66	-
Proceeds from hurricane insurance claims	1	7
Repurchase of accounts receivable	-	(1,141)
Proceeds from the sale of repurchased accounts receivable	-	1,323
Disposition of property and equipment	71	443
Net cash provided (used) by continuing investing activities	(315)	240

MACY'S, INC.

 Consolidated Statements of Cash Flows (Unaudited)

(millions)
	26 Weeks Ended August 4, 2007	26 Weeks Ended July 29, 2006
Cash flows from continuing financing activities:
Debt issued	2,253	46
Financing costs	(15)	-
Debt repaid	(416)	(1,512)
Dividends paid	(117)	(139)
Decrease in outstanding checks	(97)	(45)
Acquisition of treasury stock	(2,919)	(287)
Issuance of common stock	253	195
Net cash used by continuing financing activities	(1,058)	(1,742)

Net cash provided (used) by continuing operations	(961)	779

Net cash provided by discontinued operating activities	7	99
Net cash used by discontinued investing activities	(7)	(41)
Net cash used by discontinued financing activities	(1)	(23)
Net cash provided (used) by discontinued operations	(1)	35

Net increase (decrease) in cash and cash equivalents	(962)	814
Cash and cash equivalents at beginning of period	1,211	248

Cash and cash equivalents at end of period	$ 249	$ 1,062